Exhibit 23.18

Rutger Bosland

c/o TMC the metals company Inc.

1111 West Hastings Street, 15th Floor Vancouver, BC V6E 2J3

CANADA

CONSENT OF QUALIFIED PERSON

Rutger Bosland (the “Qualified Person”), in connection with the Registration Statement on Form S-8 to be filed on or about the date hereof pertaining to the 2021 Incentive Equity Plan (including any amendments or supplements thereto, the “Registration Statement”), of TMC the metals company Inc. (the “Company”), consents to:

•	the incorporation by reference of the technical report summary titled “Initial Assessment of TOML and NORI Properties, Clarion-Clipperton Zone” with an effective date of August 4, 2025 (the “Technical Report Summary”), prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”), into the Registration Statement;

•	the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in S-K 1300), in the Technical Report Summary and the Registration Statement; and

•	the use of the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is incorporated by reference into the Registration Statement.

The Qualified Person is responsible for authoring, and this consent pertains to, Sections 1.5, 13.1, 13.2, 13.3, 13.4, 13.5, 13.6, 13.8.3, and 22.5 of the Technical Report Summary.

Dated this March 31, 2026

/s/ Rutger Bosland
Rutger Bosland, a Qualified Person